EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports First Quarter 2021 Results
•    154% increase in first quarter 2021 operating income of $346 million vs first quarter 2020
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended March 31, 2021 of $242 million, or $1.87 per diluted share, on net sales of $2,357 million. Net income in the first quarter of 2021 increased by $97 million from first quarter 2020 net income of $145 million, or $1.13 per share, on net sales of $1,932 million. Income from operations of $346 million for the first quarter of 2021 increased by $210 million from income from operations of $136 million for the first quarter of 2020. The increases in net income and income from operations were primarily driven by higher sales prices and integrated margins for most of our major products including polyethylene and PVC, as well as higher earnings resulting from strong demand in our downstream building products business. These increases in demand were driven by rebounding global economic activity in packaging consumption combined with the strength in the North American residential construction and the repair and remodeling markets. These increases were partially offset by lost sales and production volumes, increased maintenance expense and higher ethane and ethylene feedstock and natural gas fuel costs related to the severe winter storm. Compared to the prior-year period, net income was also impacted by higher income tax expense as the first quarter of 2020 included a tax benefit from the CARES Act of $62 million, or $0.48 per share.
First quarter 2021 net income of $242 million, or $1.87 per share, increased by $129 million from fourth quarter 2020 net income of $113 million, or $0.87 per share. Income from operations of $346 million for the first quarter of 2021 increased by $168 million from income from operations of $178 million for the fourth quarter of 2020. The increases in net income and income from operations versus the prior quarter were primarily due to continuing strength in demand for packaging products and construction activity which drove higher prices, integrated margins and volumes for most of our major products including polyethylene and PVC, in addition to strong earnings in our downstream building products business. These increases were partially offset by lower caustic soda prices as well as higher feedstock and fuel costs.
"Westlake had a strong start to 2021 as we experienced solid financial performance as we benefitted from the continuing global economic recovery and robust product demand paired with higher prices and margins for many of our products. The severe winter storm caused widespread industry disruption, including Westlake. Through the efforts of our employees, we quickly responded to the disruptions caused by the storm and fully resumed operations by the end of the quarter. We have worked tirelessly to address strong customer demand during the quarter," said Albert Chao, President and Chief Executive Officer. "As we look further into the year, we see continuing strong global demand in our PVC, polyethylene and downstream building products business driven by solid markets for the downstream uses of our products including residential construction, packaging and healthcare. We will remain focused on our strategy of safely and efficiently operating our facilities, while making disciplined investments, launching new and sustainable products, furthering our chain integration, lowering our costs and leveraging our current products and footprint around the world, while being a good steward of the environment in the communities in which we operate."
Net cash provided by operating activities was $265 million for the first quarter of 2021. As of March 31, 2021, cash and cash equivalents were $1,393 million and long-term debt was $3,547 million. Capital expenditures were $141 million for the first quarter of 2021.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $553 million for first quarter 2021 increased by $216 million compared to first quarter 2020 EBITDA of $337 million. First quarter 2021 EBITDA increased by $167 million compared to fourth quarter 2020 EBITDA of $386 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
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VINYLS SEGMENT
First quarter 2021 income from operations for the Vinyls segment of $200 million increased by $127 million from first quarter 2020 income from operations of $73 million. This increase in income from operations versus the prior-year period was primarily due to higher sales prices and integrated margins for PVC resin and higher earnings in our downstream building products business. The increase in operating income was partially offset by lower sales volumes and production and increased maintenance expense resulting from the severe winter storm, higher feedstock and fuel costs, as well as lower sales prices for caustic soda.
Vinyls income from operations for the first quarter of 2021 of $200 million increased by $34 million from fourth quarter 2020 income from operations of $166 million primarily due to strong sales prices for PVC resin, higher sales volumes for most of our major products and higher earnings in our downstream building products business, partially offset by higher feedstock and fuel costs as well as lower sales prices for caustic soda.
OLEFINS SEGMENT
First quarter 2021 income from operations for the Olefins segment of $180 million increased by $118 million from first quarter 2020 income from operations of $62 million. This increase in income from operations versus the prior-year period was primarily due to higher sales prices and integrated margins for all of our products, driven by continuing strong global demand, partially offset by lower sales volumes and lost production and increased maintenance expense resulting from the impact of the severe winter storm, as well as higher feedstock costs and fuel costs.
Olefins income from operations of $180 million in the first quarter of 2021 increased by $158 million from fourth quarter 2020 income from operations of $22 million. This increase in income from operations versus the prior quarter was primarily due to higher sales prices and integrated margins, driven by continuing strong global demand, as well as increased sales volumes for our products resulting from the hurricane impacts in late 2020, partially offset by higher feedstock and fuel costs.

The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding continued improvement of our performance in 2021, demand for polyethylene, PVC and downstream business products, results of investments in initiatives and our focus on our strategy of safely and efficiently operating our facilities, while making disciplined investments, launching new and sustainable products, furthering our chain integration, lowering our costs and leveraging our current products and footprint around the world, and being a good steward of the environment in the communities in which we operate, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in February 2021.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake:
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2021 results will be held Tuesday, May 4, 2021 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 467 76 49.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 11, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 467 76 49.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/fmi27wgt and the earnings release can be obtained via the Company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(In millions of dollars, except per share data)
Net sales	$2,357	$1,932
Cost of sales	1,848	1,649
Gross profit	509	283
Selling, general and administrative expenses	136	120
Amortization of intangibles	27	27
Income from operations	346	136
Interest expense	(33)	(31)
Other income, net	12	11
Income before income taxes	325	116
Provision for (benefit from) income taxes	72	(41)
Net income	253	157
Net income attributable to noncontrolling interests	11	12
Net income attributable to Westlake Chemical Corporation	$242	$145
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.88	$1.13
Diluted	$1.87	$1.13

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,393	$1,313
Accounts receivable, net	1,327	1,214
Inventories	955	918
Prepaid expenses and other current assets	59	32
Total current assets	3,734	3,477
Property, plant and equipment, net	6,921	6,920
Other assets, net	3,395	3,438
Total assets	$14,050	$13,835

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$1,326	$1,357
Long-term debt, net	3,547	3,566
Other liabilities	2,352	2,334
Total liabilities	7,225	7,257
Total Westlake Chemical Corporation stockholders' equity	6,261	6,043
Noncontrolling interests	564	535
Total equity	6,825	6,578
Total liabilities and equity	$14,050	$13,835

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(In millions of dollars)
Cash flows from operating activities
Net income	$253	$157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195	190
Deferred income taxes	10	126
Net loss on disposition and others	15	9
Other balance sheet changes	(208)	(421)
Net cash provided by operating activities	265	61
Cash flows from investing activities
Additions to property, plant and equipment	(141)	(164)
Return of (additions to) investment from unconsolidated subsidiaries	(7)	39
Other, net	13	(7)
Net cash used for investing activities	(135)	(132)
Cash flows from financing activities
Distributions to noncontrolling interests	(11)	(10)
Dividends paid	(35)	(34)
Proceeds from debt issuance	4	—
Net proceeds from (repayment of) short-term notes payable	—	(21)
Proceeds from drawdown of revolver	—	1,000
Repurchase of common stock for treasury	—	(54)
Other, net	8	2
Net cash provided by (used for) financing activities	(34)	883
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(3)
Net increase in cash, cash equivalents and restricted cash	93	809
Cash, cash equivalents and restricted cash at beginning of period	1,337	750
Cash, cash equivalents and restricted cash at end of period	$1,430	$1,559

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2021	2020

	(In millions of dollars)
Net external sales
Vinyls	$1,820	$1,505
Olefins	537	427
	$2,357	$1,932
Income (loss) from operations
Vinyls	$200	$73
Olefins	180	62
Corporate and other	(34)	1
	$346	$136
Depreciation and amortization
Vinyls	$157	$153
Olefins	36	35
Corporate and other	2	2
	$195	$190
Other income, net
Vinyls	$10	$6
Olefins	—	1
Corporate and other	2	4
	$12	$11

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2020	2021	2020

	(In millions of dollars)
Net cash provided by operating activities	$431	$265	$61
Changes in operating assets and liabilities and other	(316)	(2)	222
Deferred income taxes	8	(10)	(126)
Net income	123	253	157
Less:
Other income, net	12	12	11
Interest expense	(34)	(33)	(31)
Benefit from (provision for) income taxes	(33)	(72)	41
Income from operations	178	346	136
Add:
Depreciation and amortization	196	195	190
Other income, net	12	12	11
EBITDA	$386	$553	$337

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2021 vs. First Quarter 2020		First Quarter 2021 vs. Fourth Quarter 2020
	Average Sales Price	Volume	Average Sales Price	Volume
Vinyls	+19.1%	+1.8%	+7.3%	+7.2%
Olefins	+35.2%	-9.4%	+27.7%	+15.3%
Company	+22.7%	-0.7%	+11.2%	+8.8%
Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Average domestic prices
Natural gas ($/MMBtu) (2)	2.0	1.8	2.0	2.7	2.8
Ethane (cents/lb) (3)	4.7	6.4	7.4	7.1	8.1
Propane (cents/lb) (4)	8.8	9.6	11.9	13.5	21.2
Ethylene (cents/lb) (5)	15.8	11.0	19.3	24.0	45.1
Polyethylene (cents/lb) (6)	52.3	49.0	61.0	67.7	78.0
Styrene (cents/lb) (7)	62.3	48.3	53.8	59.6	76.5
Caustic soda ($/short ton) (8)	648	698	697	653	648
Chlorine ($/short ton) (9)	176	175	176	193	234
PVC (cents/lb) (10)	71.8	66.5	73.3	84.5	92.8

Average export prices
Polyethylene (cents/lb) (11)	39.4	38.5	45.7	53.2	76.3
Caustic soda ($/short ton) (12)	203	319	260	219	249
PVC (cents/lb) (13)	36.9	27.5	38.5	55.4	67.8
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(1)Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.
(2)Average Burner Tip contract prices of natural gas over the period.
(3)Average Mont Belvieu spot prices of purity ethane over the period.
(4)Average Mont Belvieu spot prices of non-TET propane over the period.
(5)Average North American spot prices of ethylene over the period.
(6)Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.
(7)Average North American contract prices of styrene over the period.
(8)Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."
(9)Average North American contract prices of chlorine over the period.
(10)Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."
(11)Average North American export price for low density polyethylene GP-Film grade over the period.

(12)Average North American low spot export prices of caustic soda over the period.
(13)Average North American spot export prices of PVC over the period.
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